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                                                                     Exhibit 5.1



              [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]



                                                              212-859-8033
                                                        gail.weinstein@ffhsj.com
                                                          (FAX: 212-859-8586)

July 3, 2001

Cantel Medical Corp.
Overlook at Great Notch, 150 Clove Road
Little Falls, New Jersey 07424


Ladies and Gentlemen:


    We have acted as special counsel for Cantel Medical Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 1,982,806 shares of the Company's common stock, par value $.10 per share ("Company Common Stock"), in connection with the merger (the "Merger") of Canopy Merger Corp., a Minnesota corporation and wholly owned subsidiary of the Company ("MergerSub"), with and into Minntech Corporation, a Minnesota corporation ("Minntech"), pursuant to the Agreement and Plan of Merger, dated as of May 30, 2001 (the "Merger Agreement"), among the Company, MergerSub and Minntech. In the Merger, each Minntech shareholder will be entitled to receive, for each share of common stock, par value $.05 per share, of Minntech ("Minntech Common Stock") held by such shareholder, $6.25 in cash and a fraction of a share of Company Common Stock having a value of $4.25, based on the average closing price of Company Common Stock during a specified period ending shortly before the merger. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

    In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials, officers or other representatives of the Company and its subsidiaries, and other persons, and such other documents, and (iii) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

    In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, representations and

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warranties contained in the Merger Agreement and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Merger Agreement with the covenants and agreements contained therein.

    To the extent it may be relevant to the opinion expressed herein, we have assumed that the parties to the Merger Agreement other than the Company have the power and authority to enter into and perform the Merger Agreement and to consummate the transactions contemplated thereby, and that the Merger Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such parties enforceable against such parties in accordance with its terms.

    Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that, assuming that the Minntech Common Stock is validly issued, fully paid and nonassessable, the 1,982,806 shares of Company Common Stock registered pursuant to the Registration Statement, if and when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

    The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the "DGCL"), and applicable provisions of the Delaware Constitution, in each case, as currently in effect, and reported judicial decisions interpreting the DGCL and the Delaware Constitution. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "The Merger - Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                       By: /s/ Gail L. Weinstein
                                           ------------------------------------
                                               Gail L. Weinstein